UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2008

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On August 11, 2008, Opexa Therapeutics, Inc. (“Opexa”) closed a financing transaction  in which Opexa issued 2,003,874 shares of its common stock and Series F warrants to purchase 2,003,874 shares of Opexa’s common stock (together, a “Unit”) for gross proceeds of approximately $3.0 million to certain institutional and accredited investors (the “Transaction”).   Pursuant to the unit purchase agreement entered into by and among Opexa and the investors named therein (the “Unit Purchase Agreement”), the purchase price paid for each Unit by non-affiliate investors was $1.48 for each Unit and with regard to the investors affiliated with Opexa was $1.655 for each Unit. The warrants expire in four years, are first exercisable after six months of the closing of the Transaction and are exercisable at $1.78 per share. The warrants are exercisable on a cashless basis.

Pursuant to a registration rights agreement entered into by and among Opexa and the investors named therein (the “Registration Rights Agreement”), if Opexa fails to register, achieve effectiveness of registration or maintain effectiveness of registration of the shares underlying the warrants and the shares, they are required to make certain liquidated damage payments of 1% of the offering per month for every month in default with a maximum of 6%.

In connection with the transaction, Opexa agreed to apply to the Nasdaq Stock Market LLC (“NASDAQ”) to effect the listing upon the NASDAQ Capital Market of the common stock and warrants associated with the offering.

No commissions or fees to placement agents were paid in connection with the Transaction.

In connection with this offering of the Company’s common stock and series F warrants, the Company is filing Exhibits 10.1, 10.2, and 10.3 as part of this Current Report on Form 8-K to be incorporated by reference in their entirety into the Company’s Registration Statement on Form SB-2.

Item 2.02     Results of Operations and Financial Condition

The Company intends to use the net proceeds of this Transaction for the Phase IIb clinical trial of the Company’s Tovaxin® (our multiple sclerosis cell therapy) product, and working capital and general corporate purposes.  Management believes that the proceeds received from the Transaction will be sufficient to meet projected operating and capital expenditures through the fourth quarter of 2008.

Item 3.02     Unregistered Sales of Equity Securities

As more fully described in Item 1.01, the Company issued (i) 2,003,874 shares of Company common stock and 2,003,874 warrants to purchase a total of 2,003,874 shares of Company common stock to “accredited investors” as such term is defined in Rule 501 under the Securities Act of 1933 (the “Act”).  The Company received gross proceeds of $3,004,600 from the private placement.

The offers and sales were made without registration under the Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of Act and Regulation D under the Act and in reliance on similar exemptions under applicable state laws. The issuance of the Company’s common stock and the warrants issued in the Transaction  did not involve any public offering; each investor made representations regarding its investment intent, experience and sophistication; each investor either received or had access to adequate information about us in order to make an informed investment decision; having received representations to this effect, we believe that each investor is an “accredited investor” as that term is defined under Rule 501(a) of Regulation D; and no advertising or general solicitation was made in connection with the sale and issuance of the Company’s common stock and warrants in the Transaction.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 12, 2008, in connection with the Transaction, the board of directors appointed David E. Jorden to the Board of Directors.

David E. Jorden has been a Vice President with Morgan Stanley in its Private Wealth Management group since August 2003. From October 2002 to July 2003 Mr. Jorden was a private investor.  From March 2000 to September 2002 Mr. Jorden served as Vice President and Chief Financial Officer for Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications in gene expression and genotyping. From 1989 to February 2000 Mr. Jorden was a principal with Fayez Sarofim & Co. Mr. Jorden earned a MM from Kellogg School of Management at Northwestern University in 1989 and a BBA from the University of Texas at Austin in 1984. Mr. Jorden is a Chartered Financial Analyst and Certified Public Accountant. He currently serves as a director of PLx Pharma, Inc.

Item 9.01     Financial Statements and Exhibits

(c)       Exhibits

The following exhibits are to be filed as part of this 8-K:

Exhibit No.	Identification of Exhibit

10.1	Unit Purchase Agreement dated August 8, 2008
10.2	Registration Rights Agreement dated August 8, 2008
10.3	Form of Warrant issued in connection with August 2008 financing
99.1	Press Release dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

DATE:	August 12, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1	Unit Purchase Agreement dated August 8, 2008
10.2	Registration Rights Agreement dated August 8, 2008
10.3	Form of Warrant issued in connection with August 2008 financing
99.1	Press Release dated August 12, 2008